UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 22, 2008

ALEXANDRIA REAL ESTATE EQUITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-12993	95-4502084
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

385 East Colorado Boulevard, Suite 299 Pasadena, California		91101
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (626) 578-0777

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  On May 22, 2008, at the 2008 Annual Meeting of Stockholders (the “2008 Annual Meeting”) of Alexandria Real Estate Equities, Inc. (“Alexandria”), Alexandria’s stockholders approved the amendment and restatement of the Alexandria Real Estate Equities, Inc. Amended and Restated 1997 Stock Award and Incentive Plan ( the “Plan”, as amended and restated, the “Restated 1997 Plan”).  Alexandria’s Board of Directors (the “Board”) approved the Restated 1997 Plan in April 2008, subject to, and effective upon, approval by Alexandria’s stockholders at the 2008 Annual Meeting.  The primary purposes of the amendment and restatement are to (i) increase the number of shares reserved for the grant of awards under the Restated 1997 Plan from 12% of the number of shares of common stock outstanding at any time (up to a maximum of 3,000,000 shares) to a total of 4,030,563 shares of common stock, which represents an increase of 1,030,563 shares as of the record date for the 2008 Annual Meeting, (ii) ensure that options, stock appreciation rights and certain performance-based awards granted under the Restated 1997 Plan qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) extend the term of the Restated 1997 Plan until May 2018, and (iv) ensure compliance with Section 409A of the Code regarding any deferred compensation arrangements under the Restated 1997 Plan.

As a result of grants of stock options and restricted stock awards prior to adoption of the Restated 1997 Plan, the number of shares of common stock available for future grants had been reduced to 69,437 shares as of the record date for the 2008 Annual Meeting. The Board determined that this number was insufficient to maintain the Plan as an effective incentive program. The Board approved the increase in the share reserve to help Alexandria achieve its goals by keeping its incentive compensation program competitive with those of comparable companies.

Section 162(m) of the Code denies a deduction to any publicly held corporation for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million. However, some kinds of compensation, including qualified “performance-based compensation,” are not subject to this deduction limitation. For the grant of awards under a plan to qualify as “performance-based compensation” under Section 162(m), among other things, the plan must provide a per-person limit on the number of shares subject to options, stock appreciation rights and performance-based stock awards, and on the amount of cash that may be subject to performance-based cash awards, granted to any employee under the plan in any year. In addition, certain awards may qualify as “performance-based compensation” only if the awards are granted, vest or are settled based upon performance goals that are consistent with one or more pre-established criteria enumerated under the plan. The Restated 1997 Plan (i) establishes an annual per-person limit on the number of shares subject to options and stock appreciation rights (in addition to the existing annual per-person limit on the number of shares subject to performance-based stock awards and the amount of cash that may be subject to performance-based cash awards), (ii) establishes certain performance criteria for performance-based awards, and (iii) allows Alexandria to make certain adjustments when calculating the attainment of performance objectives for performance-based awards granted under the Restated 1997 Plan.

Because the Plan was scheduled to terminate in November 2010, the Board approved an extension of the term under the Restated 1997 Plan to May 2018.

The Restated 1997 Plan gives discretion to the Board to amend the Restated 1997 Plan, or to make or amend awards granted thereunder, to incorporate the terms necessary to comply with the requirements of Section 409A of the Code for any awards that may be considered deferred compensation under Section 409A. These changes are designed to exempt the awards from Section 409A or to preserve the intended tax treatment of the benefits provided with respect to the award under Section 409A.

A more detailed summary of the changes adopted in the Restated 1997 Plan is set forth in Alexandria’s definitive proxy statement for the 2008 Annual Meeting, filed with the Securities and Exchange Commission (the “Commission”) on April 22, 2008 (the “Proxy Statement”). The foregoing summary and the summary contained in the Proxy Statement do not purport to be complete and are qualified in their entirety by reference to the full text of the Restated 1997 Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Alexandria Real Estate Equities, Inc. Amended and Restated 1997 Stock Award and Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Date: May 28, 2008	/s/ Dean A. Shigenaga,
Dean A. Shigenaga,
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Alexandria Real Estate Equities, Inc. Amended and Restated 1997 Stock Award and Incentive Plan.